Exhibit 99.1

For Further Information: Eric Rivera Chief Financial Officer 203.740.5301 investorrelations@photronics.com

Photronics Reports Third Quarter Fiscal 2024 Results
and Share Repurchase Authorization

BROOKFIELD, Conn. August 29, 2024 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its third quarter of fiscal year 2024 ended July 28, 2024.

“Market softness in some segments during the quarter impacted photomask demand, reducing both IC and FPD revenue,” said Frank Lee, chief executive officer. “The photomask demand recovery that started to take shape early in the third quarter slowed during the period due to select regional and end-use customer order patterns. This was combined with broader customer focus on rising semiconductor channel inventory that limited chip design activity through the quarter. In response, we tuned our mix and sales strategy, allowing us to optimize margins despite lower demand. Megatrends such as AI, supply chain regionalization, and edge computing are driving secular photomask value and demand, supporting our optimistic view of the long-term global photomask industry outlook. Our leadership position gives us confidence we can drive future margins while at the same time execute smart investment and deployment strategies that can deliver top line growth and shareholder value.”

Third Quarter Fiscal 2024 Results
•	Revenue was $211.0 million, down 6% year-over-year and 3% sequentially.
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GAAP Net income attributable to Photronics, Inc. shareholders was $34.4 million, or $0.55 per diluted share, compared with $27.0 million, or $0.44 per diluted share in the third quarter of 2023 and $36.3 million, or $0.58 per diluted share in the second quarter of 2024.

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Non-GAAP Net income attributable to Photronics, Inc. shareholders was $32.0 million, or $0.51 per diluted share, compared with $31.6 million, or $0.51 per diluted share in the third quarter of 2023 and $28.7 million, or $0.46 per diluted share in the second quarter of 2024.

•	IC revenue was $155.9 million, down 4% year-over-year and 3% sequentially.
•	FPD revenue was $55.1 million, down 10% from the same quarter last year and 2% sequentially.
•	Cash generated from operating activities was $75.1 million, and cash invested in organic growth through capital expenditures was $24.4 million.
•	Cash and Short-term investments at the end of the quarter were $606.4 million, and Debt was $20.1 million.

Share Repurchase

In addition, the Board of Directors has authorized an increase of the Company’s existing share repurchase program from the $31.7 million remaining up to a total of $100 million of its common stock. Any purchases will occur pursuant to a repurchase plan under SEC Rule 10b5-1.

“This announcement is a testament to our ability to generate strong cash flows and maintain a solid balance sheet over various economic conditions,” continued Mr. Lee. “We are taking this step to demonstrate our commitment to enhancing shareholder returns by returning cash to our shareholders and investing in the value we see in our equity.”

This authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock. The repurchase program may be suspended or discontinued at any time.

Fourth Quarter Fiscal 2024 Guidance

For the fourth quarter of fiscal 2024, Photronics expects Revenue to be between $213 million and $221 million and non-GAAP Net income attributable to Photronics, Inc. shareholders to be between $0.48 and $0.54 per diluted share.

Webcast

A webcast to discuss these results is scheduled for 8:30 a.m. Eastern time on Thursday, August 29, 2024.  The call will be broadcast live and on-demand on the Events and Presentations link on the Photronics website. Analysts and investors who wish to participate in the Q&A portion of the call should click here. It is suggested that participants register fifteen minutes prior to the call's scheduled start time.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years.  As of October 31, 2023, the company had approximately 1,885 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to the documents we file with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found in our most recent SEC filings.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

Non-GAAP Financial Measures

Non-GAAP Net Income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures" as such term is defined by Regulation G of the Securities and Exchange Commission, and may differ from similarly named non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc. financial results under GAAP to non-GAAP financial information. We believe these non-GAAP financial measures that exclude certain items are useful for analysts and investors to evaluate our future on-going performance because they enable a more meaningful comparison of our projected performance with our historical results. These non-GAAP metrics are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss), Net income (loss) per share, or any other measure of consolidated results under U.S. GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated statement of income and must be considered in performing a comprehensive assessment of overall financial performance. Please refer to the non-GAAP reconciliations below.